EXHIBIT 15

To the Board of Directors and Shareholder of
Allstate Life Insurance Company of New York:

        We have reviewed, in accordance with standards established by the American Institute of Certified Public Accountants, the unaudited interim condensed financial statements of Allstate Life Insurance Company of New York for the three-month and six-month periods ended June 30, 2003 and 2002, as indicated in our report dated August 14, 2003; because we did not perform an audit, we expressed no opinion on such financial statements.

        We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2003, is incorporated by reference in the following Registration Statements:

Form S-3 Registration Nos.	Form N-4 Registration Nos.
333-58512	333-68344
333-100029	333-81970
333-94785
033-65381

        We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/Deloitte & Touche LLP

Chicago, Illinois
August 14, 2003

E-3